UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the SEC Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to 14a-12

Vistagen Therapeutics, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Vistagen Therapeutics, Inc.

343 Allerton Avenue

South San Francisco, CA 94080

Tel. (650) 577-3600

April [•], 2024

You are cordially invited to attend a virtual special meeting of stockholders (the Meeting or the Special Meeting) of Vistagen Therapeutics, Inc. (the Company) to be held at 10:00 a.m., Pacific Daylight Time, on May 29, 2024. The accompanying proxy statement (the Proxy Statement) details information regarding the Special Meeting, including a description of the proposals to be considered by stockholders at the Meeting and instructions for submitting your vote.

Your vote is very important to us. Whether or not you plan to attend the Special Meeting virtually, I encourage you to vote your shares by proxy as promptly as possible by following the instructions beginning on page 2 of the enclosed Proxy Statement. Our Board of Directors has approved the proposals set forth in the Proxy Statement and we recommend that you vote in favor of each such proposal.

Thank you for your continued support of Vistagen. We look forward to your participation at the Special Meeting.

Sincerely, /s/ Margaret FitzPatrick Margaret FitzPatrick Board Chair

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Vistagen Therapeutics, Inc.

343 Allerton Avenue

South San Francisco, CA 94080

Tel. (650) 577-3600

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on Wednesday, May 29, 2024, at 10:00 a.m. Pacific Daylight Time

Dear Stockholder:

We are pleased to invite you to virtually attend a Special Meeting of Stockholders (the Meeting or Special Meeting) of Vistagen Therapeutics, Inc., a Nevada corporation (the Company, us, we or our). The Special Meeting will be a virtual-format meeting, held exclusively via the Internet at http://[•] on Wednesday, May 29, 2024, at 10:00 a.m., Pacific Daylight Time, for the following purposes:

1.

to approve an amendment to the Company’s Amended and Restated 2019 Omnibus Equity Incentive Plan, as amended (the 2019 Plan), to authorize an additional 4.0 million shares, which will increase the number of shares available for issuance under the 2019 Plan from 1.0 million to 5.0 million (the Plan Amendment Proposal);

2.

to approve an amendment to the Company’s 2019 Employee Stock Purchase Plan (the 2019 ESPP), to increase the number of shares of common stock authorized for issuance thereunder from 33,334 shares to 1.0 million shares (the ESPP Amendment Proposal); and

3.	to vote upon such other matters as may properly come before the Meeting or any adjournment or postponement of the Meeting.

These matters are more fully discussed in the attached proxy statement (the Proxy Statement).

The close of business on April [•], 2024 (the Record Date) has been fixed as the Record Date for the determination of stockholders entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof. Only holders of record of our common stock at the close of business on the Record Date are entitled to notice of and to vote at the Special Meeting. A complete list of these stockholders will be available for examination by any of our stockholders for a period of ten days prior to the Special Meeting for purposes pertaining to the Meeting by sending an email to corp.secretary@vistagen.com stating the purpose of the request and providing proof of ownership of our common stock. This list will also be available for examination by stockholders of record during the webcast of the Special Meeting at: http://[•].

You are entitled to virtually attend and vote at the Special Meeting online only if you were a stockholder as of the close of business on the Record Date or hold a valid proxy for the Special Meeting. If you are a stockholder of record, your ownership as of the Record Date will be verified prior to your virtual admittance into the Special Meeting. If you are not a stockholder of record but hold shares through a broker, trustee or nominee, you must provide proof of beneficial ownership as of the Record Date, such as an account statement or similar evidence of ownership, to virtually attend and vote at the Special Meeting. Further information about how to attend the Special Meeting virtually, vote your shares online during the Meeting and submit questions during the Meeting is included in the Proxy Statement. For instructions on how to vote your shares, please refer to the section titled “Voting” beginning on page 2 of the Proxy Statement or your enclosed proxy card.

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YOUR VOTE IS IMPORTANT

All stockholders are cordially invited to attend the Meeting virtually. However, to ensure your representation at the Meeting, you are urged to vote by Internet, telephone or postal mail in advance of the Meeting, as promptly as possible. Submitting your votes in advance of the Meeting assures that a quorum will be present at the Meeting and will prevent the Company from incurring additional expenses for duplicate proxy solicitations. By following the procedures described in the section entitled “Voting” beginning on page 2 of the attached Proxy Statement, any stockholder attending the Special Meeting virtually may vote at the Meeting, even if he or she has returned a proxy prior to the Meeting.

Your vote is very important to us. Whether or not you expect to attend the Meeting virtually, we urge you to vote your shares in advance of the Meeting, as promptly as possible, online via the Internet, by telephone or by postal mail so that your shares may be represented and voted at the Meeting. If your shares are held in the name of a bank, broker, brokerage firm or other fiduciary, please follow the instructions on the voting instruction card furnished by the record holder.

Our Board of Directors recommends that you vote “FOR” Proposal No. 1 and “FOR” Proposal No. 2, both of which are described in the accompanying Proxy Statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING:

THE PROXY STATEMENT AND OTHER PROXY MATERIALS FOR THE SPECIAL MEETING ARE AVAILABLE ONLINE VIA THE INTERNET AT: http://[●].

By Order of the Board of Directors,
/s/ Jessica R. Haskell, J.D.
Jessica R. Haskell, J.D.
Vice President, Associate General Counsel and Corporate Secretary

South San Francisco, California

April [•], 2024

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Vistagen Therapeutics, Inc.

343 Allerton Avenue

South San Francisco, CA 94080

Tel. (650) 577-3600

Fax (888) 482-2602

PROXY STATEMENT

The enclosed proxy is solicited on behalf of the Board of Directors (the Board) of Vistagen Therapeutics, Inc., a Nevada corporation (the Company, us, we or our), for use at a virtual special meeting of our stockholders (the Meeting or the Special Meeting). The Special Meeting will be a virtual-format meeting on Wednesday, May 29, 2024, at 10:00 a.m., Pacific Daylight Time, and will be held exclusively via the Internet at: http://[•].

On or about April [•], 2024, proxy materials for the Special Meeting were furnished to each holder of our common stock as of the close of business on April [•], 2024, the record date for the Meeting (the Record Date). Included in the proxy materials for the Special Meeting are instructions for accessing this proxy statement (the Proxy Statement) and Special Meeting voting instructions. This Proxy Statement and other proxy materials for the Special Meeting are available on the Internet at: http://[●].

Record Date and Shares Outstanding

Each of the specific proposals to be considered and acted upon at the Special Meeting is described in this Proxy Statement.  Only holders of our common stock as of the close of business on the Record Date, April [•], 2024, are entitled to notice of and to vote at the Special Meeting.

On the Record Date, there were [•] shares of our common stock, par value $0.001 per share, issued and outstanding. Each holder of common stock is entitled to one vote for each share held as of the Record Date.

Quorum	The holders of more than one-third (1/3) of the shares entitled to vote as of the Record Date must be represented at the Special Meeting, either in person (virtually) or by properly executed proxy. If a quorum is not present at the scheduled time of the Special Meeting, either the Chair of the Special Meeting or the stockholders who are present may adjourn the Meeting until a quorum is present. The time and place of the adjourned Special Meeting will be announced at the time the adjournment is taken, and no other notice will be given. An adjournment will have no effect on the business that may be conducted at the Special Meeting.

Stockholder List

A list of registered stockholders as of the close of business on the Record Date will be open for examination by any stockholder for a period of ten days prior to the Special Meeting for a purpose pertaining to the Meeting by sending an email to corp.secretary@vistagen.com, stating the purpose of the request and providing proof of ownership of our common stock. This list will also be available for examination to stockholders of record during the Special Meeting webcast at: http://[•].

Attendance at Virtual Special Meeting

We will host the Special Meeting live online, via Internet webcast. You may attend the Special Meeting virtually by visiting the following web address: http://[•].

The webcast will start at 10:00 a.m., Pacific Daylight Time, on Wednesday, May 29, 2024.

To virtually attend the Special Meeting please go to http://[•]. You have the option to log in to the Special Meeting as a “stockholder” with a control number or as a “guest.” If you are a stockholder of record (i.e., if you hold your shares through Computershare, our registrar and transfer agent), you may log in to the Special Meeting as a stockholder using the control number which can be found on your Notice and proxy card.

If you are not a stockholder of record (i.e. if you do not hold your shares through Computershare), but hold shares through an intermediary, such as a bank or broker, trustee or nominee (sometimes referred to as holding in “street name”), you may virtually attend the Special Meeting as “guest” by entering your name and email address. As a guest, you will have access to the Special Meeting materials and will be able to ask questions during the Meeting, but you will not be able to vote during the Special Meeting.

If you hold your shares through an intermediary, such as a bank or broker, and you desire to vote during the Special Meeting, you must obtain a legal proxy from your broker and then you must register in advance to virtually attend the Special Meeting as a stockholder. To register to attend the Special Meeting as a stockholder, you must provide proof of beneficial ownership as of the Record Date, such as an account statement, legal proxy from your broker, or similar evidence of ownership along with your name and email address to Computershare. Requests for Special Meeting registration of beneficial owners must be received no later than 5:00 p.m., Eastern Daylight Time, on May 22, 2024. You will receive confirmation of your Special Meeting registration by email after Computershare receives your registration materials. Requests for registration should be directed by email to legalproxy@computershare.com or by mail to Computershare, Vistagen Therapeutics, Inc. Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001. You will receive a confirmation email from Computershare of your Special Meeting registration and will receive a control number to enter the Meeting as a stockholder.

Whether you virtually attend the Special Meeting as a stockholder or as a guest, please allow yourself ample time for the online check-in procedures.

Questions at the Special Meeting

If you wish to submit a question during the Meeting, you may log in online, and ask a question on our virtual Special Meeting platform at: http://[•].

Our virtual Special Meeting will be governed by our Rules of Conduct which will be available on the Special Meeting platform during the Meeting. The Rules of Conduct will address the ability of stockholders to ask questions during the Special Meeting, including rules on permissible topics, and rules for how questions and comments will be recognized and disclosed to meeting participants.

Voting

There are four (4) ways a stockholder of record can vote:

(1) By Internet:   If you are a stockholder as of the Record Date, you may vote over the Internet by following the instructions provided in the Notice.

(2) By Telephone:   If you are a stockholder as of the Record Date, you may vote by telephone by following the instructions in the Notice.

(3) By Mail:   If you requested printed copies of proxy materials and are a stockholder as of the Record Date, you may vote by mailing your proxy as described in the proxy materials.

(4) During the Meeting:  The Special Meeting will be held exclusively via the Internet, and can only be accessed at: http://[•]

Subject to the provisions applicable to other than holders of record as outlined above in the section entitled “Attendance at Virtual Special Meeting,” if you are a stockholder as of the Record Date, you will have the ability to attend the Special Meeting virtually and vote online during the Special Meeting. Submitting a proxy will not prevent a stockholder from attending the Special Meeting virtually, revoking an earlier-submitted proxy in accordance with the process outlined below and voting online during the Special Meeting.

In order to be counted, proxies submitted by telephone or via the Internet must be received by 11:59 p.m., Eastern Daylight Time, on May 28, 2024. Proxies submitted by U.S. mail must be received before the start of the Special Meeting. If you hold your shares through a bank or broker, please follow their voting instructions.

Required Vote for Approval and Board Recommendations

Proposal No. 1: Approval of an Amendment to the Company’s Amended and Restated 2019 Omnibus Equity Incentive Plan.

Our Board has unanimously approved an amendment to our Amended and Restated 2019 Omnibus Equity Incentive Plan, as amended (the 2019 Plan), to authorize an additional 4.0 million shares of common stock for issuance thereunder (the Plan Amendment Proposal), which, if approved, will increase the number of shares of common stock authorized for issuance under the 2019 Plan from 1.0 million to 5.0 million. The affirmative vote “FOR” of a majority of the votes cast, in person (virtually) or by proxy, excluding abstentions, is required to approve the Plan Amendment Proposal.

Our Board unanimously recommends a vote “FOR” the Plan Amendment Proposal. Unless otherwise instructed or unless authority to vote is withheld, shares represented by executed proxies will be voted “FOR” the Plan Amendment Proposal to authorize an additional 4.0 million shares of common stock for issuance under the 2019 Plan.

Proposal No. 2: Approval of an Amendment to the Company’s 2019 Employee Stock Purchase Plan.

Our Board has unanimously approved an amendment to our 2019 Employee Stock Purchase Plan (the 2019 ESPP) to increase the number of shares of common stock authorized for issuance thereunder from 33,334 to 1.0 million shares (the ESPP Amendment Proposal). The affirmative vote “FOR” of a majority of the votes cast, in person (virtually) or by proxy, excluding abstentions, is required to approve the ESPP Amendment Proposal.

Our Board unanimously recommends a vote “FOR” the ESPP Amendment Proposal. Unless otherwise instructed or unless authority to vote is withheld, shares represented by executed proxies will be voted “FOR” the approval of the ESPP Amendment Proposal to increase the number of shares of common stock authorized for issuance thereunder from 33,334 shares to 1.0 million shares.

Abstentions and Broker Non-Votes

All votes will be tabulated by the inspector of election appointed for the Special Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. An abstention is the voluntary act of not voting by a stockholder who is present at a meeting and entitled to vote. A broker “non-vote” occurs when a broker nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary power for that particular item and has not received instructions from the beneficial owner. If you hold your shares in “street name” through a broker, brokerage firm or other nominee, your broker, brokerage firm or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon.  If you do not give your broker, brokerage firm or nominee specific instructions regarding such matters, your proxy will be deemed a “broker non-vote.”

Under Nevada law and our Second Amended and Restated Bylaws, as amended (our Bylaws), the Plan Amendment Proposal and the ESPP Amendment Proposal will each be determined by the vote of the holders of a majority of the votes cast by those virtually present at the Special Meeting or by proxy (meaning the number of shares voted “FOR” a proposal must exceed the number of shares voted “AGAINST” such proposal). For these matters, abstentions and any broker non-votes cast will not be counted as votes “FOR” such proposals and will also not be counted as shares voting on such matters. As such, abstentions and broker non-votes will have no effect on the Plan Amendment Proposal or the ESPP Amendment Proposal.

Revocation of Proxies

You may revoke or change your proxy at any time before the Special Meeting by filing, with our Corporate Secretary at our principal executive offices, located at 343 Allerton Avenue, South San Francisco, California 94080, a notice of revocation or another signed proxy with a later date. You may also revoke your proxy by virtually attending the Special Meeting and voting in person (virtually). Your attendance at the Special Meeting in person will not, by itself, revoke your proxy.

Solicitation

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, as well as the preparation and posting on the Internet of this Proxy Statement and any additional solicitation materials furnished to the stockholders. We have retained Saratoga Proxy Consulting, LLC, a proxy soliciting firm, to assist with the solicitation of proxies for a fee of $15,000 plus fees for any retail stockholder outreach services and reimbursement for out-of-pocket expenses. Copies of any solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to such beneficial owners. In addition, we may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies may be supplemented by a solicitation, by telephone, email or other means, by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services. Except as described above, we do not presently intend to solicit proxies other than by the Internet, telephone, email and postal mail.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

PROPOSAL NO. 1

APPROVAL OF AN AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED

2019 OMNIBUS EQUITY INCENTIVE PLAN

General

Our Board adopted the 2019 Plan in May 2019 and our stockholders subsequently approved the 2019 Plan at our 2019 Annual Meeting. The Board initially authorized the issuance of up to 250,000 shares of common stock under the 2019 Plan, as adjusted to give effect to the 1-for-30 reverse split of our common stock completed in June 2023 (the Reverse Split). In September 2021, at our 2021 Annual Meeting of Stockholders, the number of shares authorized for issuance was increased to 600,000 shares, and in September 2023 at our 2023 Annual Meeting of Stockholders, the number of shares authorized for issuance was increased to 1.0 million shares.

Currently, only 30,438 shares remain available for issuance under the 2019 Plan. On April 4, 2024, our Board unanimously approved of an amendment to the 2019 Plan (the Plan Amendment) to authorize an additional 4.0 million shares of our common stock for issuance thereunder. We are now seeking stockholder approval of the Plan Amendment.

Why We Are Asking Our Stockholders to Approve the Amendment to the 2019 Plan

As described above, we are seeking stockholder approval of an amendment to the 2019 Plan to authorize an additional 4.0 million shares of common stock for issuance thereunder (the Plan Amendment). If approved, the Plan Amendment will increase the number of shares of common stock issuable from time to time pursuant to the 2019 Plan from 1.0 million to 5.0 million. The purpose of the 2019 Plan is to advance the interests of the Company by encouraging equity participation amongst employees and other eligible participants through the acquisition of Company common stock. In determining the amount of the increase proposed by the Plan Amendment, the Board viewed the number of shares of common stock currently authorized and available for issuance under the 2019 Plan and the additional shares provided by the Plan Amendment as a percentage of the Company’s outstanding shares of common stock. As of April 5, 2024, there were 27,025,209 shares of our common stock outstanding. As shown in the table below, assuming the approval of Plan Amendment, the total number of shares of our common stock available for issuance from time to time under the 2019 Plan will be 5.0 million, which represents approximately 18.5% of shares outstanding.

	Actual	Upon Approval of the Plan Amendment (2)
Shares outstanding (1)	27,025,209	27,025,209
Shares authorized for issuance under the 2019 Plan (#)	1,000,000	5,000,000
Shares authorized for issuance under the 2019 Plan as a percentage of shares outstanding (%) (3)(4)	3.7%	18.5%

(1)	Consists of 27,025,209 shares of common stock outstanding as of April 5, 2024.
(2)	Assumes stockholders approve the Plan Amendment at the Special Meeting.
(3)	Calculated by dividing the number of shares authorized for issuance under the 2019 Plan by the number of shares of Company common stock outstanding as of April 5, 2024.
(4)

The calculations presented above do not give effect to pre-funded warrants to purchase up to 3,577,240 shares of our common stock at an exercise price of $0.001 per share, which pre-funded warrants are exercisable at the option of each respective holder at any time and do not expire. The following table presents the same information as above, but with the pre-funded warrants included in the calculation of shares outstanding:

	Actual	Upon Approval of the Plan Amendment
Shares outstanding (with pre-funded warrants)	30,602,449	30,602,449
Shares authorized for issuance under the 2019 Plan (#)	1,000,000	5,000,000
Shares authorized for issuance under the 2019 Plan as a percentage of shares outstanding (with pre-funded warrants) (%)	3.3%	16.3%

We, and our Board, believe that the ability to make equity incentive awards as a meaningful component of our recruitment, retention and compensation programs for our employees and other qualified recipients under the 2019 Plan is critically important for our continued success for the following reasons:

●	Recruitment and Retention. The authorization of additional shares under the Plan Amendment for future grants of stock options or other equity awards will allow us to recruit, retain, incentivize and motivate employees, strategic consultants and non-employee directors. Competition for experienced personnel in the biopharmaceutical industry is high. We believe the use of equity incentives as a tool for recruitment and retention is especially important as we continue to advance our mission to deliver pioneering neuroscience to millions of patients affected by mental health and neurological disorders and unsatisfied with current treatments. As such, we believe the increase provided by the Plan Amendment will enable us to provide an equity incentive program to compete with our peer group for key talent.

●	Alignment with Stockholder Interests. We believe that equity incentive-based compensation aligns the interests of our employees with the interests of our stockholders. Historically, we have only granted stock options under our equity-based incentive programs, including the 2019 Plan. We believe stock options provide recipients with the potential to realize increased value in the event the price of our common stock increases above the applicable exercise price of such options, which in turn aligns the interests of our employees with the long-term interests of our stockholders. Stock option grants are and will continue to be a key component of our incentive compensation programs.

Following the announcement of the positive results from our PALISADE-2 Phase 3 study of fasedienol for acute treatment of social anxiety disorder in the second half of 2023, our Company has grown, and we expect to continue to grow as we advance the development of fasedienol and our platform of additional clinical-stage neuroscience product candidates. As of April 5, 2024, there were only 30,438 shares available for issuance under the 2019 Plan. We expect we will need to grant stock options substantially beyond the level previously authorized for issuance under the 2019 Plan to attract, retain and incentivize qualified employees and accomplish our long-term business objectives. The Plan Amendment is intended to align the interests of qualified recipients of stock options under the 2019 Plan with the interests of our stockholders.

Our Compensation Philosophy

Our compensation philosophy reflects broad-based eligibility for equity incentives, and we grant equity incentives (e.g., stock options) to substantially all of our employees, as well as non-employee directors and other eligible recipients. However, we recognize that equity incentives under the 2019 Plan potentially dilute existing stockholders, and, therefore, we are mindful to responsibly manage the growth of our equity compensation program. We are committed to effectively monitoring our equity compensation share reserve, including our “burn rate” and total potential dilution to ensure that we maximize potential stockholders’ value by granting the appropriate number of equity incentives necessary to attract, incentivize, motivate, and retain employees, non-employee directors, and consultants.

The following table shows certain key equity incentive-based metrics over the past four fiscal years:

	March 31, 2021	March 31, 2022	March 31, 2023	March 31, 2024
Equity burn rate (1)	5.79%	2.63%	2.07%	0.66%
Overhang (2)	9.13%	12.90%	12.06%	4.74%

(1)	Equity burn rate is calculated by dividing the number of shares subject to equity awards (e.g. stock options) granted during the applicable fiscal year by the weighted-average number of shares of the Company’s common stock outstanding for the same period, without giving effect to any outstanding pre-funded warrants.
(2)	Overhang is calculated by dividing the number of shares subject to equity incentive grants outstanding at the end of the applicable fiscal year by the number of shares available for future grants, by the number of shares of the Company’s common stock outstanding at the end of the fiscal year, without giving effect to any outstanding pre-funded warrants.

Based on historical usage and our internal growth plans, we expect that the proposed increase of shares provided by the Plan Amendment will be sufficient for approximately three years of grants, assuming we continue to make equity incentive grants consistent with our historical usage practices during our last growth phase during the fiscal years ended March 31, 2021 and 2022. We do not believe our historical burn rate during the fiscal years ended March 31, 2023 or 2024 is reflective of future equity incentive issuances, as we paused and scaled back several corporate initiatives during those periods. However, future circumstances may require us to change our current and/or expected equity incentive grant practices. If the Plan Amendment is approved, the increased share reserve under the 2019 Plan could last for a longer or shorter period of time, depending on our future growth and future equity incentive grant practices to attract, retain, and incentivize our employees and other qualified recipients under the 2019 Plan, which we cannot predict with any degree of certainty at this time.

In light of the factors described above, and the fact that the ability to continue to grant equity incentive compensation is vital to our ability to continue to attract, retain and incentivize employees, non-employee directors and strategic consultants in the highly competitive biopharmaceutical market in which we compete, the Board has determined that the Plan Amendment is reasonable, appropriate, advisable and recommended at this time.

Summary of the 2019 Plan

The 2019 Plan includes a number of features intended to protect the interests of our stockholders and further reinforce and promote alignment of interests among our employees, non-employee directors and other eligible equity award incentive recipients with the interests of our stockholders. These features include, but are not limited to:

●

No Discounted Stock Options. Stock options may not be granted with an exercise price that is less than 100% of the fair market value of the underlying shares on the grant date, as determined by the closing price reported on the Nasdaq Capital Market on the grant date.

●

Prohibition on Repricing. The exercise price of a stock option may not be reduced, directly or indirectly, without the prior approval of stockholders, including by a cash repurchase of “underwater” awards.

●

Awards Subject to Clawback Policy. Future awards under the 2019 Plan are subject to our Clawback Policy adopted by our Board in October 2023. Consistent with the requirement to adopt a clawback policy under the Listing Rules of the Nasdaq Stock Market, our Clawback Policy allows the Company to recover incentive-based compensation erroneously awarded to our Named Executive Officers upon the occurrence of certain events.

Below is a summary of the terms and conditions of the 2019 Plan. Unless otherwise indicated, all capitalized terms shall have the same meaning as defined in the 2019 Plan.

Equity Incentives and Eligible Participants

The 2019 Plan is designed to attract and retain the services of our employees, non-employee directors and consultants, to provide incentives for such persons to exert maximum efforts for the success of the Company, and to provide a means by which such persons may be given an opportunity to benefit from increases in the value of our common stock in alignment with interests of our stockholders.

The 2019 Plan provides for the grant of stock options, stock appreciation rights (SARs), restricted stock, restricted stock units, and other stock-based awards, and performance awards. Awards may be granted under the 2019 Plan to officers, employees and consultants of the Company and our subsidiaries and to our non-employee directors. Incentive stock options may be granted only to employees of the Company or one of our subsidiaries.

Plan Administration

The 2019 Plan is administered by the Compensation Committee, which is comprised exclusively of independent, non-employee directors. The Compensation Committee, in its discretion, selects the individuals to whom awards may be granted, the time or times at which such awards are granted, and the terms of such awards. The Compensation Committee may delegate its authority to the extent permitted by applicable law

The Compensation Committee sets stock option exercise prices and terms, except that stock options must be granted with an exercise price not less than 100% of the fair market value of the common stock on the date of grant, as determined by the closing price reported on the Nasdaq Capital Market on the grant date. The Compensation Committee may grant either incentive stock options, which must comply with Section 422 of the Internal Revenue Code of 1986, as amended (the Code), or nonqualified stock options. At the time of grant, the Compensation Committee determines the terms and conditions of stock options, including the quantity, exercise price, vesting periods, term (which cannot exceed ten years) and other conditions on exercise.

The Compensation Committee may grant SARs as a right in tandem with the number of shares underlying stock options granted under the 2019 Plan or as a freestanding award. Upon exercise, SARs entitle the holder to receive payment per share in stock or cash, or in a combination of stock and cash, equal to the excess of the share’s fair market value on the date of exercise over the grant price of the SAR.

The Compensation Committee may also grant awards of restricted stock, which are shares of common stock subject to specified restrictions, and restricted stock units, which represent the right to receive shares of the common stock in the future. These awards may be made subject to repurchase, forfeiture or vesting restrictions at the Compensation Committee’s discretion. The restrictions may be based on continuous service with the Company or the attainment of specified performance goals, as determined by the Compensation Committee. Stock units may be paid in stock or cash or a combination of stock and cash, as determined by the Compensation Committee.

The Compensation Committee may condition the grant, exercise, vesting, or settlement of any award on such performance conditions as it may specify. We refer to these awards as “performance awards.” The Compensation Committee may select such business criteria or other performance measures as it may deem appropriate in establishing any performance conditions. As of March 31, 2024, and through the date of this Proxy Statement, the Compensation Committee has not granted any performance awards.

Authorized Shares

A total of 250,000 shares of common stock was initially authorized for issuance under the 2019 Plan, which amount was increased to 600,000 authorized shares following stockholder approval at our 2021 Special Meeting of Stockholders and increased to 1.0 million authorized shares following stockholder approval at our 2023 Annual Meeting of Stockholders. As of April 5, 2024, only 30,438 shares remain available for issuance under the 2019 Plan.

In the event our stockholders approve of the Plan Amendment at the Special Meeting, a total of 5.0 million shares of our common stock will be authorized for issuance under the 2019 Plan.

In the event any equity incentive grant under the 2019 Plan is canceled, terminates, expires or lapses for any reason prior to the issuance of shares or if shares are issued under the 2019 Plan and thereafter are forfeited to us, the shares subject to such grants and the forfeited shares will again be available for future grant under the 2019 Plan.

Vesting

No more than 25% of any equity incentive grant under the 2019 Plan may vest on the grant date of such award. The Board believes this provision provides the Company the necessary flexibility to issue equity incentives that will both attract new talent, particularly as the Company advances its clinical development and commercialization plans for its drug candidates, and provide incentives sufficient to retain the Company’s existing employees and non-employee directors.

This requirement does not apply to (i) substitute awards resulting from acquisitions or (ii) shares delivered in lieu of fully vested cash awards. In addition, the minimum vesting requirement does not apply to the Compensation Committee’s discretion to provide for accelerated exercisability or vesting of any award, including in cases of retirement, death, disability or a change in control, in the terms of the award or otherwise. Awards are not transferable other than by will or the laws of descent and distribution, except that in certain instances transfers may be made to or for the benefit of designated family members of the participant for no consideration.

Option Repricing	The 2019 Plan does not permit repricing of outstanding stock options.

Change of Control

In the event of a change in control of the Company, the Compensation Committee may accelerate the time period relating to the exercise of any outstanding award, including stock options or restricted stock units.  In addition, the Compensation Committee may take other action, including (a) providing for the purchase of any award for an amount of cash or other property that could have been received upon the exercise of such award had the award been currently exercisable, (b) subject to certain limitations, adjusting the terms of the award in a manner determined by the Compensation Committee to reflect the change in control, or (c) causing an award to be assumed, or new rights substituted therefor, by another entity with appropriate adjustments to be made regarding the number and kind of shares and exercise prices of the award. “Change in Control” is defined under the 2019 Plan and requires consummation of the applicable transaction.

Termination

Unless earlier terminated by the Board, the 2019 Plan will terminate, and no further awards may be granted, on September 5, 2029, which is ten years after the date on which the 2019 Plan was approved by our stockholders. The Board may amend, suspend or terminate the 2019 Plan at any time. To the extent necessary to comply with applicable provisions of U.S. federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to awards granted to residents therein, we will obtain stockholder approval of any such amendment to the 2019 Plan in such a manner and to such a degree as required. The amendment, suspension or termination of the 2019 Plan or the amendment of an outstanding award generally may not, without a participant’s consent, materially impair the participant’s rights under an outstanding award.

Plan Benefits

Participation in the 2019 Plan is entirely within the discretion of the Compensation Committee. Because we cannot predict the rate at which the Compensation Committee will grant equity incentives or the terms of such grants under the 2019 Plan, it is not possible to determine the number of shares that will be purchased or the value of benefits that may be obtained by executive officers and other employees under the 2019 Plan in the future.

The following table discloses all equity incentives granted to the persons or groups specified below under the 2019 Plan during our fiscal year ended March 31, 2024 (Fiscal 2024):

Name and Position	No. of Shares
Shawn K. Singh, J.D. Chief Executive Officer and Director	-
Cynthia A. Anderson, CPA Chief Financial Officer	8,333
Reid G. Adler, J.D. Chief Corporate Development Officer and General Counsel	-
Joshua S. Prince, MBA Chief Operating Officer	-
Directors	75,000
Employees (excluding executive officers) and consultants	33,333
Total	116,666

Vote Required and Recommendation

Adoption of the Plan Amendment requires the affirmative vote of the majority of the votes cast, whether in person (virtually) or by proxy, and entitled to vote at the Special Meeting (meaning the number of shares voted “FOR” this proposal must exceed the number of shares voted “AGAINST” this proposal). Abstentions and broker non-votes are not considered votes for the foregoing purpose and will have no effect on the vote for the Plan Amendment Proposal. Unless otherwise instructed on the proxy or unless authority to vote is withheld, shares represented by executed proxies will be voted “FOR” the Plan Amendment Proposal.

The Board unanimously recommends that stockholders vote “FOR” approval of the Plan Amendment.

PROPOSAL NO. 2

APPROVAL OF AN AMENDMENT TO THE COMPANY’S 2019 EMPLOYEE STOCK PURCHASE PLAN

General

On June 13, 2019, our Board unanimously approved the 2019 ESPP, and our stockholders approved the 2019 ESPP at our 2019 Annual Meeting of Stockholders. Our 2019 ESPP became effective on January 1, 2020 and will continue in effect until the earlier of such time as all of the shares of the Company’s common stock subject to the 2019 ESPP have been sold or December 31, 2030, unless terminated earlier by the Board.

Under the 2019 ESPP, only 33,334 shares of our common stock are authorized for purchase by eligible employees who participate in our 2019 ESPP, of which only 19,480 shares remain available for issuance. Eligible employees are entitled to purchase, by means of payroll deductions, limited amounts of our common stock during periodic option periods under the 2019 ESPP. We believe our 2019 ESPP helps us attract, retain and motivate eligible employees and, through their purchases of our common stock under the 2019 ESPP, and helps us further align the interests of participating employees with the interests of our stockholders.

Why We Are Asking Our Stockholders to Approve the Amendment to the 2019 ESPP

As April 5, 2024, only 19,480 shares remain available for purchase under our 2019 ESPP. Accordingly, on April 4, 2024, our Board unanimously approved an amendment to the 2019 ESPP to increase the number of shares of common stock authorized thereunder from 33,334 shares to 1.0 million shares (the ESPP Amendment).  Competition for experienced personnel in the biopharmaceutical industry is intense and highly competitive. In addition to motivating and retaining our current key employees, we believe the increase will enable us to have a competitive and customary employee stock purchase program to compete with our peer group for key talent.

If stockholders do not approve of the ESPP Amendment at the Special Meeting, we will continue to allow for purchases of the remaining 19,480 shares under the 2019 ESPP until there are no more shares available for purchases.

Summary of the 2019 ESPP

Below is a summary of the terms and conditions of the 2019 ESPP. Unless otherwise indicated, all capitalized terms shall have the same meaning as defined in the 2019 ESPP.

Purpose

The purpose of our 2019 ESPP is to provide eligible employees with an incentive to advance the best interests of the Company by providing them with an opportunity to purchase shares of the Company’s common stock at a favorable price through accumulated payroll deductions. The 2019 ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code.

Plan Administration	The Compensation Committee administers the 2019 ESPP. The Compensation Committee has the authority to construe, interpret, and apply the terms of the 2019 ESPP.

Operation

The 2019 ESPP is generally expected to operate in consecutive semi-annual periods referred to as “option periods.” The first option period commenced on January 1, 2020 and ended on the last trading day in the semi-annual period ending June 30, 2020, with successive option periods beginning on the first day of January and July and terminating on the last trading day of June and December, respectively. The 2019 ESPP gives the Compensation Committee the flexibility to change the duration of future option periods. However, option periods may not last longer than the maximum period permitted under Section 423 of the Code. Section 423 of the Code generally limits the length of such offerings to either 5 years or 27 months, depending on the terms of the offering.

On the first day of each option period (the Grant Date), each eligible employee for that option period will be granted an option to purchase shares of our common stock. Each participant’s option will permit the participant to purchase a number of shares determined by dividing the employee’s accumulated payroll deductions for the option period by the applicable purchase price. A participant must designate in his or her enrollment package the percentage (if any) of compensation to be deducted during that option period for the purchase of stock under the 2019 ESPP. The participant’s payroll deduction election will generally remain in effect for future option periods unless terminated by the participant. A participant may not increase or decrease his or her payroll deductions during the option period. A participant may instead elect to withdraw from any option period prior to the last day of the option period, in which case the participant’s payroll deductions will be refunded and the participant’s outstanding options will terminate.

Each participant’s payroll deductions under the 2019 ESPP will be credited to a bookkeeping account in his or her name under the 2019 ESPP.

Each option granted under the 2019 ESPP will automatically be exercised on the last day of the respective option period (referred to as the Exercise Date). The number of shares acquired by a participant upon exercise of his or her option will be determined by dividing the participant’s 2019 ESPP account balance as of the Exercise Date for the option period by the purchase price of the option. The purchase price for each option is generally expected to equal the lesser of (1) 85% of the fair market value of a share of the Company’s common stock on the applicable Grant Date, or (2) 85% of the fair market value of a share of the Company’s common stock on the applicable Exercise Date. However, the 2019 ESPP gives the Compensation Committee the flexibility to change the purchase price for future option periods that is consistent with Section 423 of the Code. A participant’s 2019 ESPP account will be reduced upon exercise of his or her option by the amount used to pay the purchase price of the shares acquired by the participant. No interest will be paid to any participant or credited to any account under the 2019 ESPP.

Eligibility

Only certain employees will be eligible to participate in the 2019 ESPP. All employees of the Company and any subsidiaries of the Company which have been designated by the Compensation Committee as eligible to participate in an option period will generally be eligible to participate in such offering period. However, the following employees will not be eligible to participate in such option period:

	●	employees whose customary employment is for not more than 20 hours per week;

	●	employees whose customary employment is for not more than five months per calendar year; and

	●	employees who are citizens or residents of a foreign jurisdiction if the grant of an option is prohibited under the local laws of the jurisdiction.

Limits on Authorized Shares; Limits on Contributions	If the Company’s stockholders approve the amendment to the 2019 ESPP at the Special Meeting, a maximum of 1.0 million shares of the Company’s common stock may be purchased under the 2019 ESPP.

Participation in the 2019 ESPP is also subject to the following limits:

	●	A participant cannot contribute less than 1% or more than 15% of his or her compensation to the purchase of stock under the 2019 ESPP in any one payroll period;

	●	A participant cannot accrue rights to purchase more than $25,000 of stock (valued at the Grant Date of the applicable offering period and without giving effect to any discount reflected in the purchase price for the stock) for each calendar year in which an option is outstanding; and

●	A participant will not be granted an option under the 2019 ESPP if it would cause the participant to own stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of its parent or one of its subsidiaries or to the extent it would exceed certain other limits under the Code.

The $25,000 and the 5% ownership limitations referred to above are required under the Code.

Termination of Employment	If a participant ceases to be an eligible employee for any reason, his or her payroll deductions will automatically cease.

Corporate Transactions

Generally in the event of a proposed sale of all or substantially all of the assets, property or stock of the Company, a reorganization, merger or consolidation of the Company with or into one or more corporations, or a dissolution or liquidation of the Company, unless a successor corporation or a parent or subsidiary thereof assumes or substitutes new options for all outstanding options, (i) the Board shall establish a new Exercise Date that is before the date of the corporate transaction and (ii) upon such effective date any unexercised options shall expire.

Adjustments

As is customary in equity incentive plans of this nature, the number of shares of stock available under the 2019 ESPP or subject to outstanding options, is subject to adjustment in the event of certain reorganizations, combinations, recapitalization of shares, stock splits, reverse stock split, subdivision or other similar change in respect of the Company’s common stock.

Transfer Restrictions

A participant’s rights with respect to options or the purchase of shares under the 2019 ESPP, as well as payroll deductions credited to his or her 2019 ESPP account, may not be assigned, transferred, pledged or otherwise disposed of in any way except by will or the laws of descent and distribution.

Amendments

The Board generally may amend, suspend, or terminate the 2019 ESPP at any time and in any manner, except that stockholder approval is required to increase the number of shares authorized for issuance under the 2019 ESPP and for certain other amendments. No amendment to the 2019 ESPP may materially adversely affect the option rights previously granted to a participant under the 2019 ESPP, except as required by law or regulation.

Term

Our 2019 ESPP became effective on January 1, 2020 and will continue in effect until the earlier of such time as all of the shares of the Company’s common stock subject to the 2019 ESPP have been sold under the 2019 ESPP or December 31, 2030, unless terminated earlier by the Board.

Specific Benefits under the 2019 ESPP

The benefits that will be received by or allocated to eligible employees under the 2019 ESPP cannot be determined at this time because the amount of payroll deductions contributed to purchase shares of the Company’s common stock under the 2019 ESPP (subject to the limitations discussed above) is entirely within the discretion of each participant.

Vote Required and Recommendation

Adoption of the ESPP Amendment requires the affirmative vote of a majority of the votes cast at the Special Meeting, whether in person (virtually) or by proxy, and entitled to vote (meaning the number of shares voted “FOR” this proposal must exceed the number of shares voted “AGAINST” this proposal). Abstentions and broker non-votes are not considered votes for the foregoing purpose, and will have no effect on the vote for the ESPP Amendment Proposal. Unless otherwise instructed on the proxy or unless authority to vote is withheld, shares represented by executed proxies will be voted “FOR” the ESPP Amendment Proposal.

The Board unanimously recommends that stockholders vote “FOR” approval of the ESPP Amendment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 5, 2024 for:

●	each of our Named Executive Officers;
●	each of directors;
●	all of our directors and executive officers as a group; and
●	our 5%+ stockholders.

Applicable percentage ownership is based on 27,025,209 shares of common stock outstanding at April 5, 2024.

In computing the percentage of shares of common stock beneficially owned, we deemed to be outstanding all shares of common stock subject to options or warrants held by that person or entity that are currently exercisable or exchangeable or that will become exercisable or exchangeable within 60 days of April 5, 2024.

Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Vistagen Therapeutics, Inc., 343 Allerton Avenue, South San Francisco, California 94080.

Beneficial Ownership of Common Stock:

Name and address of beneficial owner	Number of shares beneficially owned	Percent of shares beneficially owned(1)
Named Executive Officers:
Shawn K. Singh, J.D. (2) Chief Executive Officer and Director	108,849	*
Cynthia L. Anderson, CPA Chief Financial Officer	-	*
Reid G. Adler, J.D. (3) Chief Corporate Development Officer and General Counsel	23,298	*
Joshua S. Prince, MBA (4) Chief Operating Officer	8,342	*
Non-Employee Directors:		*
Margaret M. FitzPatrick, M.A. (5) Board Chair	8,959	*
Ann M. Cunningham, MBA (6) Director	25,839	*
Joanne Curley, Ph.D. (7) Director	8,959	*
Jerry B. Gin, Ph.D., MBA (8) Director	40,130	*
Mary L. Rotunno, J.D. (9) Director	8,959	*
Jon S. Saxe, J.D., LL.M. (10) Director	25,820	*
All executive officers and directors as a group (10 persons) (11)	259,254	*

5%+ Stockholders:
Commodore Capital Master Fund LP (12) 444 Madison Ave., Floor 35 New York, New York 10022	7,447,944	22.64%
Entities affiliated with BVF, Inc. (13) 44 Montgomery St. San Francisco, California 94104	5,842,798	18.91%

TCG Crossover Fund II, L.P. (14) 705 High St. Palo Alto, California 94301	4,227,737	14.46%
Great Point Partners, LLC (15) 165 Mason St., 3rd Floor Greenwich, Connecticut	3,914,569	13.46%
Nantahala Capital Management, LLC (16) 130 Main St., 2nd Floor New Canaan, Connecticut 06840	3,266,661	11.47%
The Vanguard Group (17) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	1,823,703	6.75%
StemPoint Capital Master Fund LP (18) 520 Madison, Ave., 19th Floor New York, New York 10022	1,790,182	6.48%
Entities affiliated with Citadel Advisors LLC (19) Southeast Financial Center 200 S. Biscayne Blvd., Suite 300 Miami, Florida 33131	1,565,829	5.62%

*	less than 1%

(1)

Based on 27,025,209 shares of common stock issued and outstanding as of April 5, 2024. Percentages reported herein do not give effect to beneficial ownership blockers contained within outstanding common stock purchase warrants.

(2)

Number of shares beneficially held consists of (i) 26,508 shares of common stock, and (ii) stock options to purchase up to 82,341 shares of registered common stock exercisable within 60 days of April 5, 2024.

(3)

Number of shares beneficially held consists of (i) 11,655 shares of common stock, and (ii) stock options to purchase up to 11,643 shares of registered common stock exercisable within 60 days of April 5, 2024.

(4)	Number of shares beneficially held consists of stock options to purchase up to 8,342 shares of registered common stock exercisable within 60 days of April 5, 2024.

(5)	Number of shares beneficially held consists of stock options to purchase up to 8,959 shares of registered common stock exercisable within 60 days of April 5, 2024.

(6)	Number of shares beneficially held consists of stock options to purchase up to 25,839 shares of registered common stock exercisable within 60 days of April 5, 2024.

(7)	Number of shares beneficially held consists of stock options to purchase up to 8,959 shares of registered common stock exercisable within 60 days of April 5, 2024.

(8)

Number of shares beneficially held consists of (i) 13,334 shares of common stock, of which 667 shares are held by Dr. Gin’s wife, and (ii) stock options to purchase up to 26,796 shares of registered common stock exercisable within 60 days of April 5, 2024.

(9)	Number of shares beneficially held consists of stock options to purchase up to 8,959 shares of registered common stock exercisable within 60 days of April 5, 2024.

(10)

Number of shares beneficially held consists of (i) 1,858 shares of common stock, and (ii) stock options to purchase up to 25,962 shares of registered common stock exercisable within 60 days of April 5, 2024.

(11)

Number of shares beneficially held consists of an aggregate of (i) 53,356 shares of common stock, and (ii) stock options to purchase up to 207,800 shares of registered common stock exercisable within 60 days of April 5, 2024.

(12)

Reported holdings based upon Amendment No. 1 to Schedule 13G filed by Commodore Capital LP (Commodore) on October 6, 2023 and Company records. Number of shares beneficially held consists of (i) 1,575,000 shares of common stock and (ii) up to 5,872,944 shares of common stock issuable upon exercise of certain warrants beneficially held by Commodore.

Commodore is the investment manager to Commodore Capital Master LP (Commodore Master) and Messrs. Michael Kramarz and Robert Egen are the managing partners of Commodore. As such, Commodore, Mr. Kramarz and Mr. Egen may be deemed to beneficially own the shares beneficially held by Commodore Master.

(13)

Reported holdings based upon Schedule 13G filed by Biotechnology Value Fund L.P. (BVF) on October 16, 2023 and Company records. Number of shares beneficially held consists of (i) 1,969,854 shares of common stock and (ii) up to 3,872,944 shares of common stock issuable upon exercise of certain warrants beneficially held by BVF, Inc. and its affiliates.

Entities affiliated with BVF, Inc. consist of BVF, BVF I GP LLC (BVF GP), Biotechnology Value Fund II, L.P. (BVF2), BVF II GP LLC (BVF2 GP), Biotechnology Value Trading Fund OS LP (Trading Fund OS), BVF Partners OS Ltd. (Partners OS), BVF GP Holdings LLC (BVF GPH) and BVF Partners L.P. (Partners). BVF GP is the general partner of BVF and may be deemed to beneficially own the shares held by BVF. BVF2 GP is the general partner of BVF2 and may be deemed to beneficially own the shares held by BVF2. Partners OS is the general partner of Trading Fund OS and may be deemed to beneficially own the shares held by Trading Fund OS. BVF GPH is the sole member of each of BVF GP and BVF2 GP, and may be deemed to beneficially own in the aggregate the shares held by BVF and BVF2. Partners is the investment manager of BVF, BVF2 and Trading Fund OS, and is the sole member of Partners OS and may be deemed to beneficially own in the aggregate shares held by BVF, BVF2 and Trading Fund OS. BVF, Inc. is the general partner of Partners and may be deemed to beneficially own the shares held by Partners. Mr. Mark N. Lampert is a director and officer of BVF, Inc and may be deemed to beneficially own the shares held by BVF, Inc.

(14)

Reported holdings based upon Schedule 13G filed by TCG Crossover GP II, LLC (TCG Crossover) on October 16, 2023 and Company records. Number of shares beneficially held consists of (i) 2,007,435 shares of common stock and (ii) up to 2,220,302 shares of common stock issuable upon exercise of certain warrants beneficially held by TCG Crossover.

TCG Crossover is the General Partner of TCG Crossover Fund II, L.P. and Dr. Chen Yu is the Managing Member of TCG Crossover. As such, TCG Crossover and Dr. Yu may be deemed to beneficially own the shares beneficially held by TCG Crossover.

(15)

Reported holdings based upon Amendment No. 1 to Schedule 13G filed by Great Point Partners, LLC (Great Point) on February 14, 2024 and Company records. Number of shares beneficially held consists of (i) 1,858,735 shares of common stock and (ii) up to 2,055,834 shares of common stock issuable upon exercise of certain warrants beneficially held by Great Point.

Dr. Jeffrey R. Jay, M.D. is the Senior Managing Director of Great Point and Mr. Ortav Yehudai is the Managing Director of Great Point. As such, Dr. Jay and Mr. Yehudai may be deemed to beneficially own the shares beneficially held by Great Point.

(16)

Reported holdings based upon Schedule 13G filed by Nantahala Capital Management, LLC (Nantahala) on February 14, 2024 and Company records. Number of shares beneficially held consists of (i) 1,816,730 shares of common stock and (ii) up to 1,449,931 shares of common stock issuable upon exercise of certain warrants beneficially held by Nantahala and BLACKWELL PARTNERS LLC-SERIES A, a fund advised by Nantahala.

Messrs. Wilmot B. Harkey and Daniel Mack are the managing members of Nantahala and, as such, may be deemed to beneficially own the shares beneficially held by Nantahala.

(17)	Reported holdings based upon Schedule 13G filed by The Vanguard Group (Vanguard) on February 14, 2024.

(18)

Reported holdings based upon Schedule 13G filed by StemPoint Capital LP (StemPoint) on February 12, 2024 and Company records. Number of shares beneficially held consists of (i) 1,173,433 shares of common stock and (ii) up to 616,749 shares of common stock issuable upon exercise of certain warrants beneficially held by StemPoint.

StemPoint Capital Management GP LLC (StemPoint GP) is the General Partner of StemPoint and Ms. Michelle Ross is the Managing Partner of StemPoint GP. As such, StemPoint GP and Ms. Ross may be deemed to beneficially own the shares beneficially held by StemPoint.

(19)

Reported holdings based upon Amendment No. 1 to Schedule 13G filed by Citadel Advisors LLC (Citadel Advisors) on February 14, 2024 and Company records. Number of shares beneficially held consists of (i) 743,495 shares of common stock and (ii) up to 822,334 shares of common stock issuable upon exercise of certain warrants beneficially held by Citadel Advisors and its affiliates.

Entities affiliated with Citadel Advisors consist of Citadel Advisors Holdings LP (CAH) and Citadel GP LLC (CGP). CAH is the sole member of Citadel Advisors, and CGP is the general partner of CAH.  Mr. Kenneth Griffin is the President and Chief Executive Officer of CGP, and owns a controlling interest in CGP. As such, Mr. Griffin may be deemed to beneficially own the shares beneficially held by Citadel Advisors and its affiliates.

Securities Authorized for Issuance Under Equity Compensation Plans

Equity Grants

The following summarizes equity awards outstanding under the 2016 Plan and the 2019 Plan, as well as shares available for issuance under the 2019 Plan and our 2019 ESPP as of March 31, 2024. The following information does not reflect issuances or exercises under the 2016 Plan, 2019 Plan or the 2019 ESPP subsequent to March 31, 2024.

Unless otherwise noted, all share references and related information, including stock option exercise prices, have been revised to give effect to the 1-for-30 reverse stock split of our issued and outstanding common stock effected on June 6, 2023.

As of March 31, 2024, options to purchase a total of 815,357 registered shares of our common stock were outstanding at a weighted average exercise price of $33.07 per share, of which options to purchase 609,986 shares of our common stock were vested and exercisable at a weighted average exercise price of $39.48 per share, and options to purchase 205,371 shares were unvested and not exercisable at a weighted average exercise price of $14.04 per share. These options were issued under our 2019 Plan and under our Amended and Restated 2016 Stock Incentive Plan, formerly titled the 2008 Stock Incentive Plan (the 2016 Plan), as described below. At March 31, 2024, an additional 466,438 shares remained available for future equity grants under our 2019 Plan, and no new awards were available for grant under our 2016 Plan.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders
2019 Plan and 2016 Plan	815,357	$37.07	466,438
2019 ESPP	-	-	19,480
Equity compensation plans not approved by security holders	-	-	-
Total	815,357		485,918

Description of the 2016 Plan

Our Board unanimously approved the Company’s 2016 Plan on July 26, 2016, and it was approved by our stockholders at our 2016 Special Meeting of Stockholders on September 26, 2016, and further amended to increase the number of shares authorized for issuance therefrom at our 2017 Special Meeting of Stockholders on September 15, 2017. The 2016 Plan provided for the grant of stock options, restricted shares of common stock, stock appreciation rights and dividend equivalent rights. Stock options granted under the 2016 Plan were either incentive stock options under the provisions of Section 422 of the Code, or non-qualified stock options. We could grant incentive stock options only to employees of the Company or any parent or subsidiary of the Company. Awards other than incentive stock options could be granted to employees, directors and consultants. A total of 333,334 shares of our common stock were authorized for issuance under the 2016 Plan, of which options to purchase approximately 215,402 shares remained outstanding at March 31, 2024. Upon the adoption of our 2019 Plan, no further grants were permissible under the 2016 Plan and approximately 46,199 authorized shares were transferred to the 2019 Plan and became issuable therefrom. All options granted from the 2016 Plan remain operative under the terms of the respective grants.

Description of the 2019 Plan

For a summary of the terms and conditions of the 2019 Plan, see the section titled “Approval of an Amendment to the Company’s 2019 Omnibus Equity Incentive Plan — Summary of the 2019 Plan” beginning on page 5, Proposal No. 1, of this Proxy Statement.

Description of the 2019 ESPP

For a summary of the terms and conditions of the 2019 ESPP, see the section titled “Approval of an Amendment to the Company’s 2019 Employee Stock Purchase Plan — Summary of the 2019 ESPP” beginning on page 10, Proposal No. 2, of this Proxy Statement.

EXECUTIVE COMPENSATION

Our Compensation Objectives

Our compensation practices are designed to attract key employees and to retain, motivate and reward our executive officers for their performance and contribution to our long-term success. Our Board, through the Compensation Committee, seeks to compensate our executive officers by combining cash and equity incentives. It also seeks to reward the achievement of corporate and individual performance objectives, and to align executive officers’ incentives with stockholder value creation. When possible, the Compensation Committee seeks to tie individual goals to the area of the executive officer’s primary responsibility. These goals may include the achievement of specific financial or business development goals. Also, when possible and appropriate taking into account the Company’s financial condition and other related facts and circumstances, the Compensation Committee may set performance goals that reach across all business areas.

The Compensation Committee makes decisions regarding salaries, annual bonuses, if any, and equity incentive compensation, if any, for our executive officers, approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer and our other executive officers. The Compensation Committee solicits input from our Chief Executive Officer regarding the performance of our other executive officers. Finally, the Compensation Committee also administers our incentive compensation and benefit plans, including the 2019 Plan and the 2019 ESPP.

Although we have no formal policy for a specific allocation between current and long-term compensation, or cash and non-cash compensation for our executive officers, when possible and appropriate, taking into account the Company’s financial condition and other related facts and circumstances, we seek to implement a pay mix for our officers with a relatively equal balance of both, providing a competitive salary with a significant portion of compensation awarded on both corporate and personal performance.

Compensation Components

As a general rule, and when possible and appropriate taking into account the Company’s financial condition and other related facts and circumstances, our compensation consists primarily of three elements: base salary, annual cash bonus and long-term equity incentives consisting of stock option grants. We describe each element of compensation in more detail below.

Base Salary

Base salaries for our executive officers are established based on the scope of their responsibilities and their prior relevant experience, taking into account competitive market compensation paid by other companies in our industry for similar positions and the overall market demand for such executives, both initially at the time of hire and thereafter, to ensure that we retain our executive management team. An executive officer’s base salary is also determined by reviewing the executive officer’s other compensation to ensure that the executive officer’s total compensation is in line with our overall compensation philosophy.

Base salaries are reviewed periodically as deemed necessary by the Compensation Committee and increased for merit reasons, based on the executive officers’ success in meeting or exceeding individual objectives. Additionally, we may adjust base salaries as warranted throughout the year for promotions or other changes in the scope or breadth of an executive officer’s role or responsibilities.

Annual Bonus

The Compensation Committee assesses both (i) the level of the executive officer’s achievement of meeting individual goals, as well as that executive officer’s contribution towards achievement of our corporate-wide goals, and (ii) overall corporate performance for the applicable year and the current state of the Company’s operations when considering annual cash bonus payments. Should the Compensation Committee approve of cash bonus payments, the amount of the cash bonus depends on the level of achievement of corporate and individual performance goals, with a target bonus generally set as a percentage of base salary and based on the achievement of corporate milestones.

For Fiscal 2024, the following three significant corporate milestones were among the factors supporting executive compensation-related decisions: (i) substantial advancement of our registration-directed PALISADE Phase 3 program for fasedienol in social anxiety disorder (SAD) from statistically significant, positive results from our PALISADE-2 Phase 3 study of fasedienol for the acute treatment of SAD reported in the second fiscal quarter of Fiscal 2024; (ii) completion of an underwritten public offering of Company equity securities in the second fiscal quarter of Fiscal 2024 resulting in net proceeds to us of $93.5 million; (iii) initiation of our PALISADE-3 Phase 3 study of fasedienol for the acute treatment in SAD in the fourth fiscal quarter of Fiscal 2024. Each of these milestones primarily enabled the Company to make substantial progress in its registration-directed PALISADE Phase 3 program for fasedienol as a first-in-class and fundamentally differentiated acute treatment of anxiety for adults with SAD, and also allowed the Company to advance the development of our other clinical-stage neuroscience product candidates. As a result, the Compensation Committee awarded each of Fiscal 2024 Named Executive Officers (NEOs) 100% of their respective cash bonus opportunities, as adjusted for those NEOs who joined the Company during Fiscal 2024.

Long-Term Equity Incentives

The Compensation Committee believes that to attract and retain management, employees and independent directors, the compensation paid to these persons should include non-cash equity-based compensation, in addition to base salary and potential annual cash incentives, that is competitive with peer companies. The Compensation Committee determines the amount and terms of equity-based compensation granted under our 2019 Plan to our executives, employees and non-employee directors. Any long-term equity compensation granted to our executives, employees and non-employee directors does not represent cash payments made to such individuals, and there is no guarantee that any recipients of equity awards granted as long-term equity compensation will realize any cash value as a result of the equity awards.

Because we had a limited number of shares available for issuance under our 2019 Plan during Fiscal 2024, at the recommendation of our NEOs, our Compensation Committee elected to utilize substantially all of the available shares under the 2019 Plan for stock option grants to current and newly-hired employees other than NEOs as we continue to advance our registration-directed PALISADE Phase 3 program for fasedienol in SAD. Accordingly, the Compensation Committee did not grant stock options or any other equity incentives to our NEOs in Fiscal 2024, other than a new-hire stock option award granted to Ms. Anderson upon commencement of her employment in August 2023. Options granted to employees in the year ended March 31, 2023 (Fiscal 2023) have a term of ten years, and an exercise price that was at least 100% of the market price of our common stock on the grant date, which the Compensation Committee believes aligns the long-term interests of our management, employees and independent directors with those of our stockholders.

2024 Summary Compensation Table

The following table shows information regarding the compensation of our Fiscal 2024 NEOs for services performed in Fiscal 2024 and Fiscal 2023.

Unless otherwise noted, all share references and related information, including stock option exercise prices, have been revised to give effect to the 1-for-30 Reverse Split effected on June 6, 2023.

	Fiscal	Salary	Bonus(1)	Option Awards(2)		Total
Name and Principal Position	Year	($)	($)	($)		($)
Shawn K. Singh, J.D.(3)	2024	622,917	325,000	-		947,917
Chief Executive Officer	2023	600,000	-	-		600,000

Cynthia L. Anderson, CPA(4)	2024	261,198	130,000	42,993	(6)	434,191
Chief Financial Officer

Reid G. Adler, J.D.	2024	450,000	225,000	-		675,000
Chief Corporate Development Officer and General Counsel	2023	371,875	-	180,568	(7)	552,443

Joshua S. Prince, MBA(5)	2024	368,437	200,000	-		568,437
Chief Operating Officer	2023	-	-	-		-

(1)

Amounts reported in the Bonus column for Fiscal 2024 reflect bonuses awarded by the Compensation Committee that were earned the same period. At the recommendation of our NEOs, the Compensation Committee did not award any bonuses and none were paid or accrued during Fiscal 2023.

(2)

The amounts in the Option Awards column represent the aggregate grant date fair value of options to purchase shares of our common stock awarded to the NEOs during the fiscal year presented, computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation – Stock Compensation (ASC 718).

(3)

Mr. Singh became Chief Executive Officer of VistaGen Therapeutics, Inc. (a California corporation) (now Vistastem) on August 20, 2009 and our Chief Executive Officer in May 2011. Pursuant to the employment agreement by and between the Company and Mr. Singh, as amended in June 2016, Mr. Singh’s annual base cash salary was originally contractually set at $395,000 and is subject to adjustments at the discretion of the Compensation Committee. During Fiscal 2023, the Compensation Committee set Mr. Singh’s base annual salary at $600,000 and adjusted Mr. Singh’s base annual salary to $650,000 during Fiscal 2024. Pursuant to his employment agreement, Mr. Singh is eligible to receive an annual cash incentive bonus of up to fifty percent (50%) of his base cash salary.

(4)	Ms. Anderson was appointed as the Company’s Chief Financial Officer in August 2023; accordingly, no cash compensation or stock option grants are reported for her for Fiscal 2023.

(5)

Mr. Prince was appointed as the Company’s Chief Operating Officer in October 2023. Prior to this appointment, Mr. Prince served as the Company’s Senior Vice President, Business Operations. No compensation information is provided for Mr. Prince for Fiscal 2023 as he was not amongst our NEOs for this period.

(6)

Ms. Anderson received a grant of options to purchase 8,333 registered shares of our common stock upon commencement of her employment by the Company in August 2023. The table below provides information regarding the stock option granted to Ms. Anderson upon commencement of her employment by the Company during Fiscal 2024 and the assumptions used in the Black Scholes Option Pricing Model to determine the grant date fair value of her new-hire award.

Option Award Compensation	Option Grant
Fiscal Year Ended March 31, 2024	8/21/2023
Ms. Anderson	$42,993

Option Award Assumptions –	Option Grant
Fiscal Year Ended March 31, 2024	8/21/2023
Market price per share	$5.34
Exercise price per share	$5.34
Risk-free interest rate	4.39%
Volatility	167.68%
Expected term (years)	6.08
Dividend rate	0.0%
Fair value per share	$5.1594
Aggregate shares	8,333

(7)

Mr. Adler received a grant of options to purchase 6,667 registered shares of our common stock upon commencement of his employment by the Company in May 2022. The table below provides information regarding the stock option granted to Mr. Adler upon commencement of his employment by the Company during Fiscal 2023 and the assumptions used in the Black Scholes Option Pricing Model to determine the grant date fair value of his new-hire award.

Option Award Compensation	Option Grant
Fiscal Year Ended March 31, 2023	5/2/2022
Mr. Adler	$180,568

Option Award Assumptions –	Option Grant
Fiscal Year Ended March 31, 2023	5/2/2022
Market price per share	$38.40
Exercise price per share	$38.40
Risk-free interest rate	3.00%
Volatility	80.07%
Expected term (years)	6.08
Dividend rate	0.0%
Fair value per share	$27.09
Aggregate shares	6,667

Benefit Plans

401(k) Plan

We maintain, through a registered agent, a retirement and deferred savings plan for our officers and employees. This plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Code. The retirement and deferred savings plan provides that each participant may contribute a portion of his or her pre-tax compensation, subject to statutory limits. Under the plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the plan’s trustee. The retirement and deferred savings plan also permits us to make discretionary contributions subject to established limits and a vesting schedule. To date, we have not made any discretionary contributions to the retirement and deferred savings plan on behalf of participating officers or employees.

2019 Employee Stock Purchase Plan

Following the approval of the 2019 ESPP by our stockholders in September 2019, the 2019 ESPP became operational effective January 1, 2020. Under our 2019 ESPP, shares of our common stock are available for purchase by eligible employees, including our NEOs, each of whom participate in the 2019 ESPP. Eligible employees will be entitled to purchase, by means of payroll deductions, limited amounts of our common stock at a discount to the market price during periodic option periods under the 2019 ESPP. The table below indicates the number of shares purchased by each of our Fiscal 2024 NEOs and the per share purchase price for each option period completed in Fiscal 2024 and 2023. As a result of certain limitations in the 2019 ESPP, participating employees were only permitted to purchase up to a maximum of 5,000 shares of common stock in each periodic option period, which amount was adjusted to 167 shares to reflect the impact of the Reverse Split. In March 2024, our Compensation Committee removed this limitation.

Unless otherwise noted, all share references and related purchase prices have been revised to give effect to the 1-for-30 Reverse Split effected on June 6, 2023.

	Purchase Period Ended
	June 30, 2022	December 31, 2022	June 30, 2023	December 31, 2023
Per share purchase price	$22.44	$2.63	$1.59	$4.37
Shares purchased by:
Mr. Singh	167	167	167	167
Ms. Anderson (1)	-	-	-	-
Mr. Adler (2)	-	167	167	167
Mr. Prince	-	-	-	-

(1)	Ms. Anderson joined the Company in August 2023, and, as such, was not eligible to participate in the 2019 ESPP until the purchase option period ending June 30, 2024.

(2)	Mr. Adler joined the Company in May 2022 and, as such, was not eligible to participate in the 2019 ESPP until the purchase option period ended December 31, 2022.

Outstanding Equity Awards at March 31, 2024

The following table provides information regarding outstanding equity awards held by each of our Fiscal 2024 NEOs as of March 31, 2024, consisting exclusively of stock options.

Unless otherwise noted, all share references and stock option exercise prices have been revised to give effect to the 1-for-30 Reverse Stock Split effected on June 6, 2023.

	Stock Options at March 31, 2024
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Exercise Price ($)	Expiration Date
Shawn K. Singh, J.D.	6,667		-		$45.00	6/19/2026
	3,334		-		$45.00	11/9/2026
	5,834		-		$45.00	4/26/2027
	4,167		-		$46.80	9/19/2027
	10,000		-		$34.80	2/2/2028
	7,334		-		$51.00	1/14/2029
	2,667		-		$30.00	5/23/2029
	2,334		-		$30.00	9/5/2029
	10,001		-		$42.30	10/21/2029
	10,001		-		$11.94	4/23/2030
	10,001		-		$53.10	12/30/2030
	10,001		-		$41.10	3/1/2032
Total:	82,341		-

Cynthia Anderson, CPA	-		8,333	(1)	$5.34	8/21/2033
Total:	-		8,333

Reid G. Adler, J.D.(2)	1,667		-		$46.80	9/19/2027
	834		-		$34.80	2/2/2028
	667		-		$30.00	5/23/2029
	834		-		$42.30	10/21/2029
	834		-		$11.94	4/23/2030
	1,667	(4)	-		$82.20	7/16/2031
	1,667	(1)	-		$41.10	3/1/2032
	3,056	(5)	3,611	(3)	$38.40	5/2/2032
Total:	11,226		3,611

Joshua S. Prince	2,920		2,080	(4)	$64.50	11/15/2031
	3,334		-		$41.10	3/1/2032
	1,670		3,331	(5)	$4.437	11/16/2032
Total:	7,924		5,411

(1)

Represents an option to purchase shares of our common stock at $5.34 per share granted on August 21, 2023 when the market price of our common stock was $5.34 per share.  Beginning on August 21, 2024, the one-year anniversary of the grant date, shares will become exercisable ratably monthly through August 21, 2027, when all shares granted will be fully exercisable.

(2)

All options held by Mr. Adler to purchase shares of our common stock reflected in this table as expiring on or before March 1, 2032 were awarded to him for services to the Company as a legal advisor prior to his employment by the Company effective May 2, 2022.

(3)

Represents an option to purchase 6,667 shares of our common stock at $38.40 per share granted to Mr. Adler upon commencement of his employment by the Company on May 2, 2022 when the market price of our common stock was $38.40 per share. The option became exercisable for 25% of the shares granted on the first anniversary of the grant date, with the remaining 75% of the shares becoming exercisable ratably monthly through May 2, 2026, when all shares granted will be fully exercisable.

(4)

Represents an option to purchase shares of our common stock at $64.50 per share granted on November 15, 2021 when the market price of our common stock was $64.50 per share.  Beginning on November 15, 2022, the one-year anniversary of the grant date, shares started to vest ratably monthly and will continue to vest according to this schedule until November 15, 2025, when all shares granted will be fully exercisable.

(5)

Represents an option to purchase shares of our common stock at $4.437 per share granted on November 16, 2022 when the market price of our common stock was $4.437 per share.  Beginning on November 16, 2023, the one-year anniversary of the grant date, shares started to vest ratably monthly and will continue to vest according to this schedule until November 16, 2026, when all shares granted will be fully exercisable.

Employment or Severance Agreements

We have an employment agreement with Mr. Singh, the material terms of which are described below.

Agreement with Mr. Singh

We entered into an employment agreement with Mr. Singh on April 28, 2010. Under this employment agreement, as amended on June 22, 2016, Mr. Singh’s base salary was increased from $347,500 per year to $395,000 per year, effective June 16, 2016. The Compensation Committee subsequently adjusted Mr. Singh’s base annual salary to $477,000 effective in July 2018, to $498,000 effective in April 2019, to $550,000 effective in January 2021, to $600,000 effective in January 2022 and to $650,000 effective in October 2023. Under his employment agreement, Mr. Singh is eligible to receive an annual incentive cash bonus of up to 50% of his base salary. Mr. Singh was awarded a cash bonus of $325,000 during Fiscal 2024 for the attainment of multiple performance-based objectives. The Compensation Committee did not award Mr. Singh or any of our other NEOs a bonus in Fiscal 2023. The award of his incentive bonus, if any, is at the discretion of the Compensation Committee. In the event we terminate Mr. Singh’s employment without cause, he is entitled to receive severance in an amount equal to:

●	twelve months of his then-current base salary payable in the form of salary continuation;

●	a pro-rated portion of the incentive cash bonus that the Board of Directors determines in good faith that Mr. Singh earned prior to such termination; and

●	such amounts required to reimburse him for Consolidated Omnibus Budget Reconciliation Act (COBRA) payments for continuation of his medical health benefits for such twelve-month period.

In addition, in the event Mr. Singh terminates his employment with “good reason” following a “change of control” (each as defined below), he is entitled to twelve months of his then-current base salary payable in the form of salary continuation.

Change of Control Provisions

Pursuant to his employment agreement, Mr. Singh is entitled to severance if he terminates his employment for good reason after a change of control. Under his agreement, “good reason” means any of the following events, if we affect the event without Mr. Singh’s consent (subject to our right to cure):

●	a material reduction in his responsibility; or

●	a material reduction in his base salary except for reductions that are comparable to reductions generally applicable to similarly situated executives the Company.

In the event we terminate Mr. Singh without cause within twelve months of a change of control, his remaining unvested option shares become fully vested and exercisable. Upon a change of control in which the successor corporation does not assume Mr. Singh’s stock options, the stock options granted to him become fully vested and exercisable.

A change of control occurs under Mr. Singh’s employment agreement when: (i) any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, a subsidiary, an affiliate, or a Company employee benefit plan, including any trustee of such plan acting as trustee) becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; (ii) a sale of substantially all of the Company’s assets; or (iii) any merger or reorganization of the Company whether or not another entity is the survivor, pursuant to which the holders of all the shares of capital stock of the Company outstanding prior to the transaction hold, as a group, fewer than 50% of the shares of capital stock of the Company outstanding after the transaction.

In the event that, following termination of employment, amounts are payable to Mr. Singh pursuant to his employment agreement, his eligibility for severance is conditioned on his having first signed a release agreement.

The estimated amount that could be paid by the Company to Mr. Singh assuming that a change of control occurred on the last business day of our current fiscal year is $650,000, excluding any pro-rated portion of an annual or periodic bonus and the imputed value of accelerated vesting of stock options, if any.

PAY VERSUS PERFORMANCE

The following table presents certain information regarding compensation paid to our Chief Executive Officer, who serves as our Principal Executive Officer (PEO), and other NEOs (Other NEOs or Non-PEOs), and certain measures of financial performance for the year ended March 31, 2022, as well as Fiscal 2023 and Fiscal 2024. The amounts shown below are calculated in accordance with Item 402(v) of Regulation S-K. The Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

Pay Versus Performance Table

Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Total for Non- PEO Named Executive Officers(3)	Average Compensation Actually Paid to Non-PEO Named Executive Officers(4)	Value of Initial $100 Investment based on Total Stockholder Return(5)	Net Income (Loss) Attributable to Common Stockholders ($)(6)
Fiscal 2024	$947,917	$1,175,054	$559,209	$575,433	$8.42	(19,840,600)
Fiscal 2023	$600,000	$225,350	$493,409	$304,160	$5.85	$(59,247,700)
Fiscal 2022	$1,182,400	$(371,529)	$356,057	$(67,169)	$58.22	$(48,707,500)

(1)	Shawn K. Singh, J.D. served as our PEO for each of Fiscal 2024, Fiscal 2023 and Fiscal 2022.

(2)

The following amounts were added to and deducted from the Summary Compensation Table (SCT) amount to determine the compensation actually paid to the PEO as determined in accordance with SEC regulations:

Adjustments to Determine Compensation “Actually Paid”	Fiscal 2024	Fiscal 2023	Fiscal 2022

Deduction for amount reported under the “Stock Awards” column in the SCT	$-	$-	$-
Deduction for amount reported under the “Option Awards” column in the SCT	-	-	(269,960)
Increase for the fair value of awards granted during year that remain unvested as of year-end	-	-	181,190
Increase for the fair value of awards granted during year that remain vested as of year-end	-	-	59,481
Increase/deduction for change in fair value from prior year-end to current year-end of awards granted prior to year-end that were outstanding and unvested as of year-end	222,115	(87,164)	(666,398)
Increase/deduction for change in fair value from prior year-end to vesting date of awards granted prior to year-end that vested during year	5,022	(287,486)	(858,242)
Deduction of fair value of awards granted prior to year-end that were forfeited during year	-	-	-
Increase based upon incremental fair value of awards modified during year	-	-	-
Increase based on dividends or other earnings paid during year prior to vesting date of award.	-	-	-
Total Adjustments	$227,137	$(374,650)	$(1,553,929)

Fair values used in the determination of compensation actually paid (CAP) are determined using the same methodology as used for determining grant date fair values in our financial statements.  Specifically, the fair value of option awards was calculated in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation - Stock Compensation, and does not reflect any amounts paid to or realized by Mr. Singh. The fair value of the option awards used in the determination of CAP was estimated using the Black-Scholes option pricing model and valuation assumptions reflecting the closing price of our common stock and related assumptions on the respective valuation dates. The grant date valuation assumptions used in the valuation of option awards may be found in the applicable footnotes to the SCT on page 22 above.

(3)

For Fiscal 2024, our other NEOs consisted of Cynthia L. Anderson, Reid G. Adler and Joshua S. Prince. For Fiscal 2023 and Fiscal 2022, Jerrold D. Dotson, CPA, our former Chief Financial Officer, and Mr. Adler, J.D. were our other NEOs.

(4)	For our other NEOs, the following amounts were added and deducted to the SCT amount to determine the average compensation “actually paid” as determined in accordance with SEC regulations.

Adjustments to Determine Compensation “Actually Paid”	Fiscal 2024	Fiscal 2023	Fiscal 2022

Deduction for amount reported under the “Stock Awards” column in the SCT	$-	$-	$-
Deduction for amount reported under the “Option Awards” column in the SCT	(14,331)	(90,284)	(67,307)
Increase for the fair value of awards granted during year that remain unvested as of year-end	14,331	4,306	68,438
Increase for the fair value of awards granted during year that remain vested as of year-end	-	-	27,795
Increase/deduction for change in fair value from prior year-end to current year-end of awards granted prior to year-end that were outstanding and unvested as of year-end	7,945	(19,664)	(188,332)
Increase/deduction for change in fair value from prior year-end to vesting date of awards granted prior to year-end that vested during year	8,279	(83,607)	(263,846)
Deduction of fair value of awards granted prior to year-end that were forfeited during year	-	-	-
Increase based upon incremental fair value of awards modified during year	-	-	-
Increase based on dividends or other earnings paid during year prior to vesting date of award.	-	-	-
Total Adjustments	$16,224	$(189,249)	$(423,252)

Fair values used in the determination of CAP are determined using the same methodology as used for determining grant date fair values in our financial statements.  Specifically, the fair value of option awards was calculated in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation - Stock Compensation, and does not reflect any amounts paid to or realized by Messrs. Dotson or Adler. The fair value of the option awards used in the determination of CAP was estimated using the Black-Scholes option pricing model and valuation assumptions reflecting the closing price of our common stock and related assumptions on the respective valuation dates. The grant date valuation assumptions used in the valuation of option awards may be found in the applicable footnotes to the SCT on page 22 above.

(5)

Assumes $100 invested in our common stock on March 31, 2021, and calculated based on the difference between the closing price of our common stock, as reported on The Nasdaq Capital Market, on March 31, 2024, March 31, 2023 and 2022, the end and beginning of the measurement period, respectively, and adjusted to give effect to the Reverse Split completed in June 2023.

(6)

With respect to net loss for the year ended March 31, 2024, we have prepared the disclosure based on our net loss for the nine-months ended December 31, 2023 because as of the date of this Proxy Statement, we have not yet completed our financial closing procedures or an audit of our financial statements for the year ended March 31, 2024. We will update the value for the year ended March 31, 2024 as and when we file our next proxy statement for our 2024 Annual Meeting of Stockholders.

Relationship Between Compensation Actually Paid and Performance

We generally seek to incentivize a mix between current and long-term performance and therefore do not specifically align our performance measures with “compensation actually paid” (as computed in accordance with Item 402(v) of Regulation S-K) for a particular year. In accordance with Item 402(v) of Regulation S-K, we are providing the following descriptions of the relationships between the information presented in the Pay Versus Performance table. The disclosure included in this section is prescribed by SEC rules and does not necessarily align with how the Company or the Compensation Committee views the relationship between the Company’s performance and the compensation of our NEOs.

The graphs below describe the relationship between compensation actually paid to our NEOs and the Company’s cumulative Total Shareholder Return and net loss.

Compensation Actually Paid and Total Stockholder Return

Compensation Actually Paid and Net Loss

* Net loss for the year ended March 31, 2024 was not yet available as of the filing of this proxy statement, thus, the Company utilized net loss for the nine-months ended December 31, 2024 for illustration purposes only and will update the value for the year ended March 31, 2024 as and when we file our next proxy statement for our 2024 Annual Meeting of Stockholders.

All information provided above under the “Pay Versus Performance” heading will not be deemed to be incorporated by reference in any filing of our Company under the Securities Act of 1933, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

DIRECTOR COMPENSATION

During Fiscal 2024, our Board utilized the following director compensation policies for the non-executive members of our Board. Unless otherwise noted, all share references and related information, including stock option exercise prices, have been revised to give effect to the 1-for-30 Reverse Split effected on June 6, 2023.

	Schedule of Director Fees During Fiscal 2024 April 1, 2023 – December 31, 2023
Description	Cash(1)($)	Equity(2)
Director Annual Retainer	$50,000

Non-executive members of our Board will be entitled to the following equity Awards: (i) a one-time grant of stock options upon appointment to the Board in an amount to be determined at the sole discretion of the Compensation Committee, and (ii) an annual grant of stock options or restricted stock to be determined at the sole discretion of the Compensation Committee.

Audit Committee
Chair	$15,000
Member	$10,000
Compensation Committee
Chair	$10,000
Member	$5,000
Corporate Governance and Nominating Committee
Chair	$10,000
Member	$5,000

(1)	Cash fees payable in quarterly installments.

(2)

All Awards issued pursuant to the Director Compensation Plan will be issued pursuant to the 2019 Plan or a successor plan, if any. Each Award issued under the Director Compensation Plan will vest in equal monthly installments over a 12-month period beginning on the date of issuance.

Effective January 1, 2024, our Board approved of certain updates to the Director Compensation Plan. The updated Director Compensation Plan is set forth below:

	Schedule of Director Fees During Fiscal 2024 January 1, 2024 - Current
Description	Cash(1)($)	Equity(2)
Director Annual Retainer	$50,000

Non-executive members of our Board will be entitled to the following equity awards: (i) a one-time grant of stock options upon appointment to the Board equal to 2x the annual grant otherwise payable to directors, and (ii) an annual grant of stock options equal to 0.05% of the Company's issued and outstanding common stock on the grant date. Annual awards will be granted to directors following the Company's annual meeting of stockholders.

Additional fee for Board Chair	$30,000
Audit Committee
Chair	$20,000
Member	$10,000
Compensation Committee
Chair	$10,000
Member	$5,000
Corporate Governance and Nominating Committee
Chair	$10,000
Member	$5,000

(1)	Cash fees payable in quarterly installments.

(2)

All Awards issued pursuant to the Director Compensation Plan will be issued pursuant to the 2019 Plan or a successor plan, if any. Each Award issued under the Director Compensation Plan will vest in equal monthly installments over a 12-month period beginning on the date of issuance.

The following table sets forth a summary of the compensation earned by our non-executive directors in Fiscal 2024.

Name	Fees Paid in Cash(1)	Option Awards(2)(3)	Other Compensation	Total

Margaret M. FitzPatrick, M.A.(4)	$58,424	$58,117	$60,000	$185,617
Ann M. Cunningham, MBA(5)	$22,717	$58,117	$200,000	$313,117
Joanne Curley, Ph.D.(6)	$55,000	$58,117	$-	$113,117
Jerry B. Gin, Ph.D., MBA(7)	$70,000	$58,117	$-	$128,117
Mary L. Rotunno, J.D.(8)	$70,000	$58,117	$-	$128,117
Jon S. Saxe, J.D., LL.M.(9)	$71,250	$58,117	$-	$129,367

(1)

The amounts shown represent fees earned for service on our Board, and Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee during Fiscal 2024, which amounts were paid in full during Fiscal 2024.

(2)

The amounts in the “Option Awards” column do not represent any cash payments actually received by Ms. FitzPatrick, Ms. Cunningham, Dr. Curley, Dr. Gin, Ms. Rotunno or Mr. Saxe with respect to any of such stock options awarded to them during Fiscal 2024. Rather, the amounts represent the aggregate grant date fair value of options to purchase shares of our common stock awarded to each of Ms. FitzPatrick, Ms. Cunningham, Dr. Curley, Dr. Gin, Ms. Rotunno or Mr. Saxe during Fiscal 2024, computed in accordance with ASC 718. To date, Ms. FitzPatrick, Ms. Cunningham, Dr. Curley, Dr. Gin, Ms. Rotunno or Mr. Saxe have not exercised any of the options granted during Fiscal 2024, and there can be no assurance that any of them will ever realize the full ASC 718 grant date fair value amounts presented in the “Option Awards” column.

(3)

The table below provides information regarding the option awards we granted to our independent Board members during Fiscal 2024 and the weighted average assumptions used in the Black Scholes Option Pricing Model to determine the grant date fair values of the respective awards.

	Option Grant
	3/4/2024	Total

Option Shares Granted
Ms. FitzPatrick	12,500	12,500
Ms. Cunningham	12,500	12,500
Dr. Curley	12,500	12,500
Dr. Gin	12,500	12,500
Ms. Rotunno	12,500	12,500
Mr. Saxe	12,500	12,500

Option Award Compensation
Ms. FitzPatrick	$58,117	$58,117
Ms. Cunningham	$58,117	$58,117
Dr. Curley	$58,117	$58,117
Dr. Gin	$58,117	$58,117
Ms. Rotunno	$58,117	$58,117
Mr. Saxe	$58,117	$58,117

Option Award Assumptions
Exercise price	$4.85
Grant date market price	$4.85
Risk free interest rate	4.17%
Expected term (years)	5.27
Volatility	173.63%
Dividend Rate	0.00%

Fair Value per share	$4.6493
Aggregate option shares	75,000

(4)

Ms. FitzPatrick was appointed to our Board in July 2021 and was appointed to serve as Chair of our Board in October 2023, Ms. FitzPatrick has also served as a member of our Corporate Governance and Nominating Committee since her appointment. On November 21, 2022, Ms. FitzPatrick was also appointed as a member of the Compensation Committee.

During the fourth quarter of Fiscal 2022, we entered into a consulting agreement with FitzPatrick & Co LLC, a consulting firm for which Ms. FitzPatrick is the Managing Director, to provide corporate development and public relations advisory services. During Fiscal 2024, we paid to FitzPatrick & Co LLC a total of $60,000 for services under the consulting agreement. The agreement was terminated in October 2023, as work contemplated by the agreement was completed. At March 31, 2024, Ms. FitzPatrick held options to purchase 18,334 registered shares of our common stock, of which options to purchase 5,834 shares were exercisable.

(5)

Ms. Cunningham served as a member of our Board and as a member of our Corporate Governance and Nominating Committee from January 2019 through April 30, 2021. On May 1, 2021, Ms. Cunningham joined the Company as its Chief Commercial Officer (CCO) and served in such capacity through November 11, 2022. During the period in which she served as CCO, her service on the Corporate Governance and Nominating Committee terminated.

Following her departure as CCO of the Company in November 2022, Ms. Cunningham was reappointed as a member of the Corporate Governance and Nominating Committee. Following Ms. Cunningham’s resignation as CCO, i3 Strategy Partners, a consulting firm for which Ms. Cunningham is the Managing Partner, began providing certain advisory services to us pursuant to a consulting agreement. During Fiscal 2024, we paid to i3 Strategy Partners a total of $200,000 for services under the consulting agreement. On March 31, 2024, the consulting agreement terminated pursuant to its terms and is no longer in effect. At March 31, 2024, Ms. Cunningham held options to purchase 37,503 registered shares of our common stock, of which options to purchase 22,090 shares were exercisable.

(6)

Dr. Curley was appointed to our Board in April 2021 and has also served as a member of our Corporate Governance and Nominating Committee since her appointment. At March 31, 2024, Dr. Curley held options to purchase 18,834 registered shares of our common stock, of which options to purchase 5,834 shares were exercisable.

(7)

Dr. Gin has served as a member of our Board and as a member of our Audit Committee since his appointment to the Board in 2016. Beginning in July 2021, he was also appointed as the chairperson of our Compensation Committee. At March 31, 2024, Mr. Gin held: (i) 13,334 shares of our common stock, and (ii) options to purchase 36,171 registered shares of our common stock, of which options to purchase 23,671 shares were exercisable.

(8)

Ms. Rotunno was appointed to our Board in July 2021 and, since her appointment to the Board, serves as a member of our Audit Committee and as chairperson of the Corporate Governance and Nominating Committee. At March 31, 2024, Ms. Rotunno held options to purchase 18,334 registered shares of our common stock, of which options to purchase 5,834 shares were exercisable.

(9)

Mr. Saxe currently serves as Chairman of our Audit Committee and a member of our Compensation Committee, and previously served as Chairman of our Board until October 2023.  At March 31, 2024, Mr. Saxe held (i) 1,858 shares of our common stock and (ii) options to purchase 35,337 registered shares of our common stock, of which options to purchase 22,837 shares were exercisable.

ADDITIONAL INFORMATION

Deadline for Receipt of Stockholder Proposals for the 2024 Annual Meeting of Stockholders

Stockholder proposals that are intended to be presented by stockholders at the Company’s 2024 Annual Meeting of Stockholders must be received by the Secretary of the Company between June 27, 2024 and July 27, 2024 that they may be included, if appropriate, in the Company’s proxy statement and form of proxy relating to that meeting. A stockholder proposal not included in the Company’s proxy statement for the 2024 Annual Meeting of Stockholders will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to the Secretary of the Company at the principal executive offices of the Company and otherwise complies with the provisions of the Company’s Bylaws. To be timely, the Bylaws provide that the Company must have received the stockholder’s notice not less than 60 days nor more than 90 days prior to the first anniversary of the previous year’s annual meeting of stockholders. However, if the date of the 2024 Annual Meeting of Stockholders (the Annual Meeting) is changed by more than 30 days from the date of the 2023 Annual Meeting of Stockholders, the Company must receive the stockholder’s notice no later than the close of business on (i) the 90th day prior to such Annual Meeting and (ii) the later of 60 days prior to such Annual Meeting, or, in the event the Company makes a public announcement of the date of such Annual Meeting less than 70 days before the meeting, within 10 days after the Company’s public announcement.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are stockholders of the Company will be “householding” the Company’s proxy materials. A single set of the Company’s proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of the Company’s proxy materials, please notify your broker or direct a written request to the Company at 343 Allerton Avenue, South San Francisco, California 94080, or contact us at (650) 577-3600. The Company undertakes to deliver promptly, upon any such oral or written request, a separate copy of its proxy materials to a stockholder at a shared address to which a single copy of these documents was delivered. Stockholders who currently receive multiple copies of the Company’s proxy materials at their address and would like to request “householding” of their communications should contact their broker, bank or other nominee, or contact the Company at the above address or phone number.

Other Matters

At the date of this Proxy Statement, the Company knows of no other matters, other than those described above, that will be presented for consideration at the Special Meeting. If any other business should come before the Special Meeting, it is intended that the proxy holders will vote all proxies using their best judgment in the interest of the Company and the stockholders.

The Board invites you to participate at the Special Meeting. Whether or not you expect to participate in the virtual Meeting, please submit your vote, electronically by the Internet or by telephone, or by postal mail, as promptly as possible so that your shares will be represented at the virtual Meeting.

REGARDLESS OF WHETHER YOU PLAN TO PARTICIPATE IN THE VIRTUAL SPECIAL MEETING, PLEASE READ THIS PROXY STATEMENT AND THEN VOTE, ELECTRONICALLY BY INTERNET OR BY TELEPHONE, OR BY POSTAL MAIL, AS PROMPTLY AS POSSIBLE.  VOTING PROMPTLY WILL ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE VIRTUAL SPECIAL MEETING.